Exhibit 4.1
CERTIFICATE OF DESIGNATION, POWERS, PREFERENCES AND RIGHTS
OF
SERIES A PREFERRED STOCK
OF
WESTWOOD ONE, INC.
(PURSUANT TO SECTION 151(g) OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE)
October 21, 2011
The undersigned duly authorized officer of Westwood One, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), which authorizes the issuance, by the Corporation, of up to 200,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”), the Board of Directors on October 21, 2011 duly adopted the following resolutions:
RESOLVED, that pursuant to clause (c) of Article Fourth of the Certificate of Incorporation, the Board of Directors hereby creates and provides for the issuance of a series of Preferred Stock, par value $.01 per share and with a liquidation preference of $1,000 per share, of the Corporation and hereby fixes the number, voting powers, designations, preferences, and relative, participating, optional or other special rights of said series, and such qualifications, limitations or restrictions thereof, and other matters relating to said series as follows (capitalized terms used herein but not defined in Section 1 through 9 below have the meanings ascribed to them in Section 10):
Section 1. Designation.
Twenty thousand (20,000) shares of the Preferred Stock of the Corporation are hereby constituted as a series of Preferred Stock, par value $.01 per share and with a liquidation preference of $1,000 per share (the “Liquidation Preference”), designated as “Series A Preferred Stock” (the “Series A Preferred Stock”), no shares of which have been issued by the Corporation prior to October 21, 2011 (the “Issue Date”).
Section 2. Ranking.
The Series A Preferred Stock shall rank senior as to dividends over the Common Stock and any other series or class of the Corporation’s stock created after the Issue Date that by its terms ranks junior as to dividends to the Series A Preferred Stock, when and if issued (“Junior Dividend Stock”), and senior as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, over the Common Stock and any other series or class of the Corporation’s stock issued after the Issue Date that by its terms ranks junior as to liquidation, dissolution and winding up to the Series A Preferred Stock, when and if issued (“Junior Liquidation Stock”). The Common Stock and any other series or class of the Corporation’s stock that is both Junior Dividend Stock and Junior Liquidation Stock is referred to herein as “Junior Stock”. The Series A Preferred Stock shall be junior as to dividends to any other series or class of the Corporation’s stock issued after the Issue Date that by its terms ranks senior as to dividends to the Series A Preferred Stock, when and if issued (“Senior Dividend Stock”), and junior as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, to any other series or class of the Corporation’s stock issued after the Issue Date that by its terms ranks senior as to liquidation, dissolution and winding up to the Series A Preferred Stock, when and if issued (“Senior Liquidation Stock” and collectively with the Senior Dividend Stock, “Senior Stock”). The Series A Preferred Stock shall rank pari passu with respect to dividends with any series or class of the Corporation’s stock issued after the Issue Date that by its terms ranks pari passu as to dividends with the Series A Preferred Stock, when and if issued (“Parity Dividend Stock”), and pari passu as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, to any series or class of the Corporation’s stock issued after the Issue Date that by its terms ranks pari passu as to liquidation, dissolution and winding up with the Series A Preferred Stock, when and if issued (“Parity Liquidation Stock” and collectively with the Parity Dividend Stock, “Parity Stock”). Notwithstanding the foregoing, until the first anniversary of the Issue Date, to the extent declared by the Board of Directors prior to such first anniversary, the Corporation may pay dividends to the Common Stock notwithstanding the fact that the Annual Dividend Amount has not been paid.
Section 3. Dividends.
(a) Each holder of the Series A Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors or a duly authorized committee thereof out of funds of the Corporation legally available therefor, at an annual rate equal to the Applicable Dividend Rate on the Liquidation Preference (including all accumulated dividends thereon, but not accrued dividends that have not accumulated) of each share of the Series A Preferred Stock (the “Annual Dividend Amount”). Such dividends shall be payable solely in cash (to the extent actually paid), shall be cumulative and shall accrue (whether or not earned or declared, whether or not there are funds legally available for the payment thereof and whether or not restricted by the terms of any of the Corporation’s indebtedness outstanding at any time) from and including the date each share is issued to and including the first to occur of (i) the date on which the Liquidation Preference (including all accumulated dividends thereon) of such share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such share by the Corporation or (ii) the date on which such share is otherwise acquired by the Corporation. To the extent not paid in cash on March 15, June 15, September 15 and December 15 of each year (each, a “Dividend Reference Date”), all dividends which have accrued on each share outstanding during the calendar quarter preceding the applicable Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such share until paid to the holder thereof. No dividends may be paid on the Series A Preferred Stock in cash for any Dividend Reference Date occurring prior to the first anniversary of the Issue Date.
(b) The dividend payment period for any dividend payable or accumulating on a Dividend Reference Date shall be the period beginning on the immediately preceding Dividend Reference Date (or on the issue date if the applicable share is first issued at some time after the immediately preceding Dividend Reference Date) and ending on the day preceding such applicable Dividend Reference Date. If any date on which a cash dividend is declared in respect of the Series A Preferred Stock is not a Business Day, such payment shall be made on the next day that is a Business Day.
(c) Any dividends paid in cash shall be payable to the holders of record of the Series A Preferred Stock as they appear on the stock transfer books of the Corporation at the close of business on the day the dividend is declared, or such other date that the Board of Directors designates that is not more than 30 nor less than 10 days prior to such date. Dividends paid on the shares of the Series A Preferred Stock in an amount less than accumulated and unpaid dividends payable thereon shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(d) After the first anniversary of the Issue Date, unless all dividends on the Series A Preferred Stock have been declared and paid or set apart for payment and all other amount owing on the Series A Preferred Stock have otherwise been paid in full, the Corporation shall not (i) declare or pay any dividend or make any distribution on any Junior Stock, whether in cash, property or otherwise (other than dividends payable in shares of Junior Stock) or (ii) purchase or redeem any Junior Stock (except by conversion into or exchange solely for shares of Junior Stock), or pay or make available any monies for a sinking fund for the purchase or redemption of any Junior Stock, other than up to $2,000,000 in the aggregate under the First Lien Credit Agreement (so long as no “Default” is existing or would result therefrom under the First Lien Credit Agreement) and $2,250,000 in the aggregate under the Second Lien Credit Agreement (so long as no “Default” is existing or would result therefrom under the Second Lien Credit Agreement) from employees of the Corporation who are not directors or executive officers of the Corporation upon termination of employment with the Corporation.
Section 4. Redemption.
Following the first anniversary on the Issue Date, the Corporation may redeem the Series A Preferred Stock out of funds legally available therefore in whole or in part on at least 15 days prior written notice (of the anticipated date of redemption, which notice shall not obligate the Corporation to redeem any of the Series A Preferred Stock) to each holder of record if the Board of Directors approves such redemption, payable in cash (the “Redemption Payment”). If the Corporation elects to redeem any of the Series A Preferred Stock, the Redemption Payment shall be equal to the Liquidation Preference (including all accumulated dividends thereon) of the shares being redeemed and any accrued and unpaid dividends whether or not declared on the shares of the Series A Preferred Stock being redeemed. If the number of shares of Series A Preferred Stock to be redeemed in a redemption shall be less than all of the Series A Preferred Stock, the number of shares to be redeemed from each holder thereof shall be determined by multiplying, as appropriate, the total number of shares of Series A Preferred Stock to be redeemed times a fraction, the numerator of which shall be the total number of shares of Series A Preferred Stock then held by such holder and the denominator of which shall be the total number of shares of Series A Preferred Stock then outstanding.
Section 5. Procedure For Redemption.
(a) In the event of redemption of the Series A Preferred Stock pursuant to Section 4, notice of such redemption shall be given by hand or by nationally recognized “overnight courier” for delivery at the earliest time offered by such overnight courier (which may not necessarily be the next day) to each holder of record of the shares to be redeemed at such holder’s address as the same appears on the stock transfer books of the Corporation at least 15 but not more than 60 days before the date fixed for redemption, provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the redemption of any share of the Series A Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the redemption date; (ii) the number of shares of the Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; (iii) the amount of the Redemption Payment; and (iv) that dividends on the shares to be redeemed will cease to accrue on such redemption date. Each such notice shall be effective upon delivery if given by hand or upon deposit with a nationally recognized overnight courier if given by such a courier.

(b) Notice having been given as aforesaid, from and after the redemption date (unless the Corporation shall have defaulted in providing the Redemption Payment for the shares called for redemption), dividends on the shares of the Series A Preferred Stock called for redemption shall cease to accrue, and such shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of the Series A Preferred Stock, unclassified as to series, and shall not be reissued as shares of the Series A Preferred Stock, and all rights of the holders thereof attendant to their ownership of the Series A Preferred Stock as stockholders of the Corporation (except the right to receive from the Corporation the Redemption Payment) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall require and the notice shall so state), such shares shall be redeemed by the Corporation, and the Corporation shall make the required Redemption Payment.
(c) If a notice of redemption shall have been given, and if, prior to the redemption date, the Corporation shall have irrevocably deposited the aggregate Redemption Payment of the shares of the Series A Preferred Stock to be redeemed in trust for the pro rata benefit of the holders of the shares of the Series A Preferred Stock to be redeemed, so as to be and to continue to be available therefor, with a bank or trust company that is organized under the laws of the United States of America or any state thereof, has capital and surplus of not less than $250,000,000 and has, or, if it has no publicly traded debt securities rated by a nationally recognized rating agency, is the subsidiary of a bank holding company that has, publicly traded debt securities rated at least “A” or the equivalent thereof by Standard & Poor’s Corporation or “A-2” or the equivalent by Moody’s Investor Service Inc., then upon making such deposit, all rights of holders of the shares so called for redemption shall cease, except (i) as otherwise set forth herein and (ii) for the right of holders of such shares to receive the Redemption Payment against delivery of such shares, but without interest after the actual redemption date, and such shares shall cease to be outstanding. Any funds so deposited that are unclaimed by holders of shares at the end of three years from such redemption date shall be repaid to the Corporation upon its request, after which repayment the holders of shares of the Series A Preferred Stock so called for redemption shall thereafter be entitled to look only to the Corporation for payment of the Redemption Payment.
Section 6. No Conversion or Exchange Rights.
The holders of the shares of the Series A Preferred Stock shall not have any right to convert such shares into or exchange such shares for any other class or series of stock or obligations of the Corporation.
(a)
Section 7. Liquidation Rights.
(a) In the case of the liquidation, bankruptcy, dissolution or winding up of the Corporation, in each case, whether voluntary or involuntary, holders of outstanding shares of the Series A Preferred Stock shall be entitled to receive, from the net assets of the Corporation available for distribution to stockholders, an amount per share in cash of Series A Preferred Stock equal to the Liquidation Preference (including all accumulated dividends thereon), plus any accrued and unpaid dividends thereon through the date of distribution, which shall be a date prior to such liquidation, bankruptcy, dissolution or winding up to be established by the Board of Directors, as set forth herein, before any payment or distribution is made to the holders of Common Stock or any other Junior Liquidation Stock, but the holders of the shares of the Series A Preferred Stock will not be entitled to receive the liquidation preference of such shares until the liquidation preference of any Senior Liquidation Stock has been paid in full.

(b) The holders of the Series A Preferred Stock and any Parity Liquidation Stock shall share ratably in any liquidation, distribution or winding up of the Corporation (after payment of the liquidation preference of the Senior Liquidation Stock) in which the net assets or the proceeds thereof are not sufficient to pay in full the aggregate of the amounts payable thereon, in the same ratio that the respective amounts which would be payable on such distribution if the amounts to which the holders of all the outstanding shares of the Series A Preferred Stock and Parity Liquidation Stock are entitled were paid in full, bear to each other.
(c) A Change of Control, as defined below, shall be considered a liquidation, dissolution or winding up of the Corporation for the purpose of this Section 7; provided that the Corporation shall be able to pay in respect of each share of Series A Preferred Stock the Liquidation Preference (including all accumulated dividends thereon), plus any accrued and unpaid dividends thereon through the payment date, by paying such amounts as part of making a Redemption Payment, and such Redemption Payment shall be made pursuant to the procedures set forth in Section 4 hereof. For purposes hereof, a “Change of Control” shall mean the occurrence of any of the following: (i) the Permitted Investors shall cease to own and control legally and beneficially all of the economic and voting rights associated with ownership of at least a majority of the outstanding Voting Stock of each class of Voting Stock of the Corporation, (ii) Continuing Directors shall not constitute at least a majority of the Board of Directors, (iii) a “Change of Control” or any term of similar effect shall occur, as defined in the First Lien Credit Agreement, or (iv) a “Change of Control” or any similar effect shall occur, as defined in the Second Lien Credit Agreement. For purposes of the “Change of Control” definition: (1) “Permitted Investors” means, collectively the Sponsors and their respective Controlled Investment Affiliates; (2) “Sponsors” means collectively, Oaktree Capital Management, L.P. and The Gores Group, LLC; (3) “Controlled Investment Affiliate” means, as to any Person, any other Person that (A) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (B) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies; (4) “Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority; (5) “Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners); (6) “Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency); (7) “Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting; and (8) “Continuing Director” means, at any date, an individual (A) who is a member of the Board of Directors on the date hereof, (B) who, as of the date of determination, has been a member of the Board of Directors for at least the twelve preceding months, (C) who has been nominated to be a member of the Board of Directors, directly or indirectly, by the Sponsors or Persons nominated by the Sponsors or (D) who has been nominated to be a member of the Board of Directors by individuals referred to in clauses (A) through (C) above constituting at the time of such election or nomination at least a majority of the Board of Directors. For purposes of the definition of “Controlled Investment Affiliate,” “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

Section 8. Additional Classes or Series of Stock.
The Board of Directors shall have the right at any time in the future to authorize, create and issue, by resolution or resolutions, one or more additional classes or series of stock of the Corporation, and to determine and fix the distinguishing characteristics and the relative rights, preferences, privileges and other terms of the shares thereof. Any such class or series of stock may rank prior to or on a parity with or junior to the Series A Preferred Stock as to dividends or upon liquidation or otherwise.
Section 9. Voting Rights; Amendments.
(a) So long as any shares of the Series A Preferred Stock are outstanding, in addition to any other vote of stockholders of the Corporation required under applicable law or the Certificate of Incorporation, the affirmative vote or consent of the holders of a majority of the outstanding shares of the Series A Preferred Stock, voting separately as a class, will be required for any amendment of this Certificate and/or the Certificate of Incorporation if the amendment would specifically alter or change the powers, preferences or rights of the shares of the Series A Preferred Stock so as to affect them adversely.
(b) Except as set forth in this Section 9, the Series A Preferred Stock shall not have any other voting powers, either general or special.
Section 10. Definitions.
The following terms shall have the following meanings, terms defined in the singular to have a correlative meaning when used in the plural and vice versa:
“Applicable Dividend Rate” means (i) 9% per annum from and including the Issue Date through and excluding the second anniversary of the Issue Date, (ii) 12% per annum from the second anniversary of the Issue Date through and excluding the fourth anniversary of the Issue Date, (iii) 15% per annum from the fourth anniversary of the Issue Date and thereafter. For all purposes herein, all dividends shall be calculated based upon a 365 or 366 day calendar year, as applicable, and based upon the number of days elapsed in any given calendar quarter.
“Business Day” shall mean any day other than a Saturday, Sunday or any day on which banking institutions are authorized to close in New York, New York.
“Common Stock” means shares of the Class A Common Stock, par value $.01 per share, of the Corporation and the Class B Common Stock, par value $.01 per share, of the Corporation or any other shares of capital stock of the Corporation into which the Common Stock is reclassified or changed.
“Depositary” means DTC or its successor depositary.

“First Lien Credit Agreement” means that certain First Lien Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time) among the Corporation, the lenders party thereto from time to time, General Electric Capital Corporation, as administrative agent and collateral agent, and ING Capital LLC, as syndication agent.
“Officer” means the Chairman, any Vice Chairman, the Chief Executive Officer, the President, the Chief Operating Officer, any Vice President, the Chief Financial Officer, the Treasurer, or the Secretary of the Corporation.
“Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.
“Second Lien Credit Agreement” means that certain Second Lien Credit Agreement executed as of the date hereof (as amended, restated supplemented or otherwise modified from time to time) among the Corporation, the lenders party thereto from time to time, Cortland Capital Market Services LLC, as administrative agent and collateral agent and Macquarie Capital (USA) Inc., as syndication agent.
Section 11. Miscellaneous.
(a) The Series A Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.
(b) Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.
(c) The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
(d) If any of the voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth herein which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

(e) If any of the Series A Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation.
(f) RECEIPT AND ACCEPTANCE OF A SHARE OR SHARES OF THE SERIES A PREFERRED STOCK BY OR ON BEHALF OF A HOLDER SHALL CONSTITUTE THE UNCONDITIONAL ACCEPTANCE BY THE HOLDER (AND ALL OTHERS HAVING BENEFICIAL OWNERSHIP OF SUCH SHARE OR SHARES) OF ALL OF THE TERMS AND PROVISIONS OF THIS CERTIFICATE. NO SIGNATURE OR OTHER FURTHER MANIFESTATION OF ASSENT TO THE TERMS AND PROVISIONS OF THIS CERTIFICATE SHALL BE NECESSARY FOR ITS OPERATION OR EFFECT AS BETWEEN THE CORPORATION AND THE HOLDER (AND ALL SUCH OTHERS).

IN WITNESS WHEREOF, WESTWOOD ONE, INC. has caused the undersigned to sign this Certificate as of the date first written above.

WESTWOOD ONE, INC.
By:	/s/ David Hillman
	Name:	David Hillman
	Title:	Executive Vice President

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